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                                                               EXHIBIT 12.1

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                                                          Schedule of Earnings to Fixed Charges
                                                          Year ended December 31,



                                                              1996         1997         1998          1999
EARNINGS
  ADD:
   Pre tax income from continuing operations             (1,045,984)  (2,301,226) (12,776,191)  (27,529,768)
   Fixed Charges                                            268,086      309,082   10,546,132    24,733,319
   Amortization of capitalized interest                         --         4,814        4,628       170,699
                                                         --------------------------------------------------
                                                           (777,898)  (1,987,330)  (2,225,431)   (2,625,750)
SUBTRACT:
   Interest capitalized                                     180,501      142,457    1,543,520     3,095,200
   Minority interest in pre-tax income of subs that
   have not incurred fixed charges                          248,039      994,000    1,026,001           --
                                                         --------------------------------------------------
      Total Earnings                                        428,540    1,136,457    2,569,521     3,095,200

Ratio of earnings to fixed charges                       (1,206,438)  (3,123,787)  (4,794,952)   (5,720,950)
                                                              (4.50)x     (10.11)x      (0.45)x       (0.23)x

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